As filed with the Securities and Exchange Commission on July 15, 2009

Registration No. 333-160597

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Amendment No. 1

to

FORM S-3

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

JAMBA, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2122262
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, CA 94608

(510) 596-0100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael W. Fox

Senior Vice President, General Counsel and Secretary

Jamba, Inc.

6475 Christie Avenue, Suite 150, Emeryville, CA 94608

(510) 596-0100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all communications to:

Cameron Jay Rains, Esq.

Eric H. Wang, Esq.

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, CA 94303-2248

(650) 833-2000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

Jamba, Inc. (the “Registrant”) is filing this Amendment No. 1 to the Registration Statement on Form S-3 as filed with the Securities and Exchange Commission on July 15, 2009 (File No. 333-160597) (the “Registration Statement”) solely to include a clarifying amendment that the signature of the Company’s Chief Financial Officer, Ms. Karen L. Luey, who signed in her capacity as principal financial officer, is also signing the Registration Statement in her capacity as the Registrant’s principal accounting officer. In addition, the Registrant has included Part II of the Registration Statement herewith. This Amendment is limited in scope to the portions of the Form S-3 set forth below and does not amend, update, or change any other items or disclosures contained in the Form S-3. Accordingly, all other items that remain unaffected are omitted in this filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.

The following table itemizes the fees and expenses incurred or expected to be incurred by the registrant in connection with the issuance and distribution of the securities being registered, other than underwriting discounts and commissions. All amounts are estimates, except the SEC registration fee. Estimated expenses only include information that is known at the time of filing this registration statement and are subject to future contingencies, including additional expenses for future offerings.

Item	Amount
Securities and Exchange Commission registration fee	$1,862.57
Legal fees and expenses	$25,000.00	*
Accounting fees and expenses	$24,000.00	*
Printing fees and expenses	$5,000.00	*
Miscellaneous fees and expenses	$1,600.00	*
Total	$57,462.57	*

*	Estimated

Item 15.	Indemnification of Directors and Officers.

Section 102 of the Delaware General Corporation Law, as amended (“DGCL”), allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well. but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of our Amended and Restated Certificate of Incorporation, as amended to date, provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Company’s Amended and Restated Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries.

Item 16.	Exhibits.

The following documents are filed as exhibits to this registration statement, including those exhibits incorporated herein by reference to a prior filing under the Securities Act or the Exchange Act:

Exhibit Number	Description	Form	File No.	Exhibit	Filing Date	Previously Filed
3.1	Amended and Restated Certificate of Incorporation of the Company.	8-K	001-32552	3.1	December 5, 2006	x

3.2	Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Company.	8-K	001-32552	3.2	December 5, 2006	x

3.3	Amended and Restated Bylaws of the Company.	8-K	001-32552	3.3	March 21, 2007	x

3.4	Certificate of Designation, Preferences and Rights of the Terms of the Series A Preferred Stock.	8-K	001-32552	3.1	October 9, 2008	x

3.5	Certificate of Designation of Series B-1 Convertible Preferred Stock and Series B-2 Convertible Preferred Stock.	8-K	001-32552	3.1	June 17, 2009	x

4.1	Rights Agreement, effective as of October 8, 2008, between Jamba, Inc. and Continental Stock Transfer & Trust Company as Rights Agent.	8-K	001-32552	4.1	October 9, 2008	x

4.2	Amendment No. 1 to the Rights Agreement dated June 16, 2009 between Jamba, Inc. and Continental Stock Transfer & Trust Company as Rights Agent.	8-K	001-32552	4.3	June 17, 2009	x

4.3	Securities Purchase Agreement dated May 31, 2009 between Jamba, Inc. and the purchasers identified therein.	8-K	001-32552	10.1	June 3, 2009	x

4.4	Registration Rights Agreement dated June 16, 2009 between Jamba, Inc., the Investors and North Point Advisors, LLC.	8-K	001-32552	4.1	June 17, 2009	x

5.1	Opinion of DLA Piper LLP (US) regarding legality of the shares of common stock being registered.	S-3	333-160597	5.1	July 15, 2009	x

23.1	Consent of Independent Registered Public Accounting Firm—KPMG LLP.	S-3	333-160597	23.1	July 15, 2009	x

23.2	Consent of Independent Registered Public Accounting Firm—Deloitte & Touche LLP.	S-3	333-160597	23.2	July 15, 2009	x

23.3	Consent of Independent Registered Public Accounting Firm—Deloitte & Touche LLP.	S-3	333-160597	23.3	July 15, 2009	x

23.4	Consent of DLA Piper LLP (US) (included in Exhibit 5.1 to this Registration Statement on Form S-3).	S-3	333-160597	23.4	July 15, 2009	x

24.1	Power of Attorney (included on signature page).	S-3	333-160597	24.1	July 15, 2009	x

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the indemnification provisions described herein, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on the 10th day of August, 2009.

/S/ KAREN. L. LUEY
Karen L. Luey
Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

* James D. White	Chief Executive Officer, President and Director (Principal Executive Officer)	August 10, 2009

/S/ KAREN L. LUEY Karen L. Luey	Senior Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 10, 2009

* Steven R. Berrard	Chairman of the Board and Director	August 10, 2009

* Thomas C. Byrne	Director	August 10, 2009

* Richard L. Federico	Director	August 10, 2009

* Robert C. Kagle	Director	August 10, 2009

* Lesley Howe	Director	August 10, 2009

* Brian Swette	Director	August 10, 2009

Name	Title	Date

* Ramón Martin-Busutil	Director	August 10, 2009

* Andrew R. Heyer	Director	August 10, 2009

* Beth L. Bronner	Director	August 10, 2009

* Michael Serruya	Director	August 10, 2009

*By:	/s/ Karen L. Luey
Name:	Karen L. Luey
Title:	Attorney-in-Fact